Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces First Quarter Results

SYKESVILLE, MD – April 16, 2015 – Carroll Bancorp, Inc. (the “Company”) (OTCQB: CROL), the parent company of Carroll Community Bank (the “Bank”), today announced quarterly net income of $55,000, or $0.10 per diluted common share, for the quarter ended March 31, 2015 compared to $73,000, or $0.17 per diluted common share, for the quarter ended March 31, 2014.

In late 2014 and early 2015, the Company implemented the infrastructure to expand its lending footprint into the Washington Metropolitan area and Howard County as part of its strategic plan. We hired two seasoned commercial lenders with extensive experience along with supporting staff. During the first quarter of 2015 the Bank originated $12.4 million in loan balances and commitments. The loan loss provision expense necessary in connection with this loan growth, along with the compensation costs for the employee infrastructure were the primary reasons for the $18,000 decrease in net income for the three months ended March 31, 2015 compared to the three months ended March 31, 2014.

Total assets were $120.2 million at March 31, 2015, an increase of $4.3 million and $9.7 million, respectively compared to December 31, 2014 and March 31, 2014 as loan balances increased substantially by $8.0 million during the three months ended March 31, 2015. Deposits decreased by $2.2 million during the three months ended March 31, 2015 as a result of escrow funds of $2.9 million being held at December 31, 2014 in connection with our private placement offering of our common stock, which was transferred to capital in January 2015 upon the closing of the offering. Non-interest bearing and interest bearing checking accounts increased by $2.6 million to $12.8 million, or 25.2%, at March 31, 2015 compared to March 31, 2014 as we continued to focus on growth in relationship based deposit accounts.

“We are pleased with the loan and asset growth obtained during the first quarter of 2015. Loan demand is strong and is expected to boost interest income in future quarters offsetting our increased operational costs from the commercial lending infrastructure.” stated Russell J. Grimes, President and CEO of Carroll Bancorp, Inc.

Nonperforming assets dropped to $199,000 at March 31, 2015 compared to $532,000 at December 31, 2014 and $487,000 at March 31, 2014. Our past due loans continue to remain at a low level of 0.19% of total loans at March 31, 2015. Loans 90 days or more past due are considered nonperforming loans.

Carroll Bancorp, Inc.’s common stock trades on the OTC Markets (www.otcmarkets.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO, at 410-795-1900.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is a state-chartered commercial bank with branch offices in the towns of Eldersburg and Westminster in Carroll County, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.

Forward-Looking Statements: The statement in this release that loan demand is expected to boost interest income in future quarters and will offset our increased operational costs is a forward-looking statement within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statement is based on our current beliefs and expectations and is inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statement is subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, deterioration in general economic conditions in our market areas, the impact of new governmental regulations, and unexpected changes in interest rates and deposit flows, as well as other risks and uncertainties as described in Carroll Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 (File No. 000-54422), and in other filings we may make. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.

Financial Highlights

(Dollars in thousands)	At March 31, 2015	At December 31, 2014	At March 31, 2014
	(unaudited)	(audited)	(unaudited)
Selected Financial Condition Data:
Total assets	$120,236	$115,906	$110,490
Total loans	98,667	90,707	84,316
Allowance for loan losses	761	722	682
Deposits	94,678	96,905	93,991
Federal Home Loan Bank advances	9,500	8,000	6,000
Total stockholders’ equity	15,802	10,750	10,250

Asset Quality Ratios:
Allowance for loan losses to total loans	0.77%	0.80%	0.81%
Nonperforming loans to total loans	0.15%	0.53%	0.23%
Nonperforming assets to total assets	0.17%	0.46%	0.44%

Capital Ratios (bank level):
Total capital to risk-weighted assets	19.57%	14.80%	15.52%
Tier 1 capital to risk weighted assets	18.65%	13.83%	14.51%
Tier 1 capital to average assets	13.01%	9.15%	9.20%
Tangible equity to tangible assets	12.83%	8.92%	8.96%

(unaudited)	For the Three Months Ended March 31,
(Dollars in thousands, except per share data)	2015	2014	Variance
Selected Operating Data:
Interest and dividend income	$1,180	$1,076	$104
Interest expense	156	166	(10)

Net interest income	1,024	910	114
Provision for loan losses	29	(2)	31

Net interest income after provision for loan losses	995	912	83
Noninterest income	44	48	(4)
Noninterest expense	956	864	92

Income before income tax expense	83	96	(13)
Income tax expense	28	23	5

Net income	$55	$73	$(18)

Basic earnings per share	$0.10	$0.18	$(0.08)

Diluted earnings per share	$0.10	$0.17	$(0.07)

Select Financial Ratios (unaudited):
Return on average assets	0.19%	0.28%
Return on average equity	1.53%	3.43%
Interest rate spread	3.59%	3.61%
Net interest margin	3.69%	3.67%
Efficiency ratio	89.54%	90.16%
Noninterest expense to average assets	3.28%	3.27%
Average interest-earning assets to average interest-bearing liabilities	117.51%	108.36%